As filed with the Securities and Exchange Commission on July 22, 2009

Registration No. 333-134645

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMTOTAL SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	42-1607228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1808 North Shoreline Boulevard

Mountain View, California 94043

(650) 934-9500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Neil Laird

Chief Financial Officer

SumTotal Systems, Inc.

1808 North Shoreline Boulevard

Mountain View, California 94043

(650) 934-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John L. Savva, Esq.

Sullivan & Cromwell LLP

1870 Embarcadero Road

Palo Alto, California 94303

(650) 461-5600

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration those shares of common stock that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

DEREGISTRATION OF SECURITIES

SumTotal Systems, Inc. (the “Registrant”) filed a registration statement on Form S-3 (File No. 333-134645), declared effective on October 2, 2006, (as amended, the “Registration Statement”), which registered shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”). This Post-Effective Amendment No. 1 is being filed to remove from registration all authorized shares of Common Stock registered that have not yet been issued under the Registration Statement.

On July 21, 2009, pursuant to the Agreement and Plan of Merger, dated as of May 26, 2009, among the Registrant, Amber Holding Inc., a Delaware corporation (“Newco”) and Amber Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Newco (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant being the surviving entity and becoming a wholly-owned subsidiary of Newco. As a result of the Merger, each outstanding share of Common Stock (other than shares of Common Stock owned by the Registrant, Newco, Merger Sub and Vista Equity Partners Fund III, L.P. and its affiliates immediately prior to the Merger), was cancelled and extinguished and converted into the right to receive $4.85 in cash, without interest and less any applicable withholding tax.

Accordingly, the Registrant hereby removes from registration the shares of Common Stock that have not been and will not be issued under the Registration Statement. Upon effectiveness hereof, no shares of Common Stock remain registered under the Registration Statement for issuance under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on July 22, 2009.

SUMTOTAL SYSTEMS, INC.

By:	/s/ BARBARA D. STINNETT
Barbara D. Stinnett
President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ BARBARA D. STINNETT Barbara D. Stinnett	President (Principal Executive Officer) and Director	July 22, 2009

/S/ NEIL LAIRD Neil Laird	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	July 22, 2009

/S/ BRIAN N. SHETH Brian N. Sheth	Director	July 22, 2009

/S/ MARTIN A. TAYLOR Martin A. Taylor	Director	July 22, 2009

/S/ ROBERT B. ROGERS Robert B. Rogers	Director	July 22, 2009

/S/ VINCE L. BURKETT Vince L. Burkett	Director	July 22, 2009